NEWS RELEASE
FOR IMMEDIATE RELEASE

Par Pacific Successfully Closes Transaction with Island Energy Services

HOUSTON – December 19, 2018 – Par Pacific Holdings, Inc. (NYSE: PARR) (“Par Pacific”) today announced that it has successfully closed its acquisition of certain refining assets from an affiliate of Island Energy Services (“IES”), a privately-held energy company located in Oahu, Hawaii. On August 29, 2018, IES announced it would cease its refining operations, shifting its focus to logistics and retail operations. Par Pacific paid $45 million for the refining assets plus additional amounts for certain hydrocarbon and non-hydrocarbon inventory.

“We are pleased to welcome approximately 80 IES employees to the Par Pacific family and look forward to working with them on a successful integration,” said William Pate, President and CEO, Par Pacific. “As the owner and operator of Hawaii’s largest refinery, we recognize our important role in meeting the island demand for essential petroleum products. Par Pacific is proud to assist in supplying Hawaii’s energy needs and supporting the state’s transition to its clean energy goals.”

The acquired refining assets are located near Par Pacific’s current Kapolei refinery and will be utilized by Par Pacific to supplement its existing operations as well as to supply product to IES so that IES may fulfill its contractual obligations with Hawaiian Electric Company and its affiliates and the Kauai Island Utility Cooperative. As part of the transaction, Par Pacific has entered into a long-term agreement with IES to utilize IES’ retained logistics assets for the storage and throughput of crude oil and refined products necessary for the operation of the acquired refining assets.

About Par Pacific
Par Pacific Holdings, Inc. (NYSE: PARR), headquartered in Houston, Texas, owns and operates market-leading energy and infrastructure businesses. Par Pacific’s strategy is to acquire and develop energy and infrastructure businesses in logistically complex markets. Par Pacific owns and operates one of the largest energy networks in Hawaii with 148,000-bpd of combined refining capacity, a logistics system supplying the major islands of the state and 91 retail locations. In the Pacific Northwest and the Rockies, Par Pacific owns and operates an 18,000-bpd refinery, a logistics system and 33 retail locations. Par Pacific also owns 46% of Laramie Energy, LLC, a natural gas production company with operations and assets concentrated in Western Colorado.

Forward-Looking Statements

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This press release includes certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to qualify for the "safe harbor" from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements related to the IES acquisition are forward-looking statements. Additionally, forward looking statements are subject to certain risks, trends, and uncertainties. Par Pacific cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Par Pacific does not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise. Par Pacific further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this news release.

Investor Relations Contact
Suneel Mandava
smandava@parpacific.com
Tel: 713.969.2136